Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-75606, 333-84280, 333-103894 and 333-133364) pertaining to the American Pharmaceutical Partners, Inc. 2001 Employee Stock Purchase Plan, the American Pharmaceutical Partners, Inc. Amended and Restated 2001 Stock Incentive Plan, the Savings and Retirement Plan of American Pharmaceutical Partners, Inc., the American BioScience, Inc. Restricted Stock Unit Plan I and the American BioScience, Inc. Restricted Stock Unit Plan II of our reports dated March 1, 2007, with respect to the consolidated financial statements and schedule of Abraxis BioScience, Inc., Abraxis BioScience, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Abraxis BioScience, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP
Chicago, Illinois
March 1, 2007